Exhibit 97.1

CELESTICA INC.
CLAWBACK POLICY
Introduction
Celestica Inc. (the “Company”) believes that it is in our best interests and those of our shareholders to create and maintain a culture that emphasizes integrity and accountability, and that reinforces the Company's pay-for-performance compensation philosophy. The Company has therefore adopted this policy (the "Policy") which provides for the recoupment of certain erroneously-awarded executive compensation in the event of a required Accounting Restatement (as defined below). This Policy is designed to comply with Rule 10D-1 (“Rule 10D-1”) promulgated under the U.S. Securities Exchange Act of 1934 (“Exchange Act”), and Section 303A.14 of the Listed Company Manual (“Section 303A.14”) of the New York Stock Exchange (“NYSE”).
Administration
This Policy shall be administered by the Company’s Human Resources and Compensation Committee (the “HRCC”). Any determinations made by the HRCC shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company's current and former Executive Officers, as defined below ("Covered Executives").
Certain Definitions
An “Accounting Restatement” is an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement required to correct an error in previously-issued financial statements that is material to those financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Executive Officers” are the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed Executive Officers if they perform such policy making functions for the Company. Policy-making functions do not include policy-making functions that are not significant.
A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (“TSR”) are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”).
Examples of Financial Reporting Measures include, without limitation:
•Company stock price;
•TSR;
•Revenue;
•Earnings from operations;
•Net earnings and earnings per share;
•Adjusted EBIAT and Adjusted EBIAT margin;
•Adjusted net earnings and adjusted earnings per share;
•Adjusted free cash flow;
•Adjusted return on invested capital (adjusted ROIC); and
•Any of the foregoing Financial Reporting Measures relative to a peer group, where the Company’s Financial Reporting Measure is subject to an Accounting Restatement.
“Incentive Compensation” means any compensation granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
Examples of Incentive Compensation include, without limitation:
•Non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal;
•Bonuses paid from a “bonus pool” (the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal) or other cash awards based on satisfaction of a Financial Reporting Measure performance goal;
•Restricted stock, restricted stock units, performance share units, stock options and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal; and

•Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

Applicable Period
This Policy applies to all Incentive Compensation received by a Covered Executive:
•after beginning service as an Executive Officer of the Company;
•who served as an Executive Officer of the Company at any time during the performance period for that Incentive Compensation;
•while the Company has a class of securities listed on a U.S. national securities exchange or national securities association; and
•during the three completed fiscal years immediately preceding the “date” that the Company is required to prepare an Accounting Restatement. In addition to these last three completed fiscal years, the Policy will apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (however, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year).
For purposes of this Policy, Incentive Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period, and even if the Covered Executive has established only a contingent right to payment at that time.
For purposes of determining the relevant recovery period, the “date” that the Company is required to prepare an Accounting Restatement is the earlier to occur of:
•the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or
•the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
Recoupment

In the event the Company is required to prepare an Accounting Restatement, the Company will recover, reasonably promptly, all Excess Incentive Compensation. “Excess Incentive Compensation” is the amount of Incentive Compensation received by a Covered Executive during the Applicable Period that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid.
For Incentive Compensation based on stock price or TSR, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive Compensation was received. The Company will maintain documentation of any such reasonable estimate and provide it to the NYSE.
Such recovery shall be made without regard to any individual knowledge or responsibility related to the Accounting Restatement.
Such recovery is not dependent on if or when the restated financial statements are filed.
Method of Recoupment
The HRCC will determine, in its sole discretion, the method for recovering Excess Incentive Compensation under this Policy, which may include, without limitation:
(a) requiring reimbursement of cash Excess Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the HRCC.

No Indemnification or Insurance Payment
The Company shall not: (i) indemnify any Covered Executive against the loss of any Excess Incentive Compensation; or (ii) pay for or reimburse any Covered Executive for premiums for an insurance policy to fund potential recovery obligations under this Policy.
Interpretation
The HRCC is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable rules or standards adopted by the SEC or the NYSE.
Effective Date
This Policy shall apply to Incentive Compensation received by Covered Executives on or after October 2, 2023 that results from the attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after October 2, 2023.
Amendment; Termination
The HRCC may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect additional regulations adopted by the SEC under Section 10D of the Exchange Act and/or to comply with any rules or standards adopted by any U.S. national securities exchange on which the Company’s securities are then-listed. The HRCC may terminate this Policy at any time.
Other Recoupment Rights
The Company intends to apply this Policy to the fullest extent of the law. The HRCC may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Impracticability

The Company will recover any Excess Incentive Compensation in accordance with this Policy except to the extent that one of the conditions set forth below is satisfied, and the HRCC has made a determination that recovery would be impracticable:

(1)The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Company will make a reasonable attempt to recover such Excess Incentive Compensation, document such reasonable attempt(s) to recover, and provide such documentation to the NYSE.
(2)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company will obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and will provide such opinion to the NYSE.
(3)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
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